Exhibit (a)(5)(B)
SAP AG: AGREEMENT ON FRIENDLY TAKEOVER OF BUSINESS OBJECTS S.A. BY SAP AG / OFFER PRICE 42.00 EUR PER SHARE
(AD HOC NEWS)
Walldorf/Germany — October 07, 2007 — SAP AG and Business Objects S.A. have, with the approval of the supervisory board of SAP AG and the board of directors (conseil d’administration) of Business Objects S.A., today concluded an agreement (the “Tender Offer Agreement”) regarding the friendly takeover of Business Objects S.A. by SAP AG supported by the board of directors of Business Objects S.A.. The takeover is to take the form of a tender offer under French law and a parallel tender offer under US law aiming at the acquisition of all Business Objects S.A. shares and all American Depositary Shares representing shares in Business Objects S.A. (the “ADS”), as well as all convertible bonds issued by Business Objects S.A. (the “Convertible Bonds”) and all warrants issued by Business Objects S.A. (the “Warrants”). Under the terms and conditions of the tender offer agreement, SAP will make a cash offer of € 42.00 per ordinary share and for American Depositary Shares (ADS) at the US$ equivalent based on the EUR/US$ exchange rate as of the settlement of the tender offers.
The board of directors of Business Objects S.A. anticipates recommending the offer to its shareholders subject to the fulfillment of certain regulatory requirements. The transaction volume taking into account the transaction costs will be slightly above EUR 4.8 billion . SAP AG will finance the transaction with available cash and borrowed funds.
The acceptance period will only begin once the French stock exchange authority, the Autorité des marchés financiers (AMF), and the French Finance Ministry have granted their respective approvals. The tender offer will be subject to (a) a minimum level of acceptances of 50.01% of the voting rights on a fully diluted basis and (b) to the clearance by the E.U. and U.S. antitrust authorities. The closing of the transaction is expected within the first quarter of 2008. On that basis, SAP expects the transaction to be accretive to SAP’s earnings per share on a U.S. GAAP basis in 2009 and beyond; however, due to acquisition-related one-time effects in 2008, SAP expects the transaction to be dilutive by mid single digits EUR cents to SAP’s 2008 earnings per share on a U.S. GAAP basis.
Together, SAP and Business Objects intend to offer high-value solutions for process- and business-oriented professionals. The solutions will be designed to enable companies to strengthen decision processes, increase customer value and create sustainable competitive advantage through real-time, multi-dimensional business intelligence.
Business Objects S.A. is a stock corporation incorporated under the laws of France (société anonyme), whose shares are listed on Euronext Paris and whose ADS are listed on NASDAQ; the Convertible Bonds are also listed on Euronext.
The complete offer documents in accordance with French and US law will be submitted, together with further details of the offer, to the French stock exchange authority, the Autorité des Marchés Financiers (AMF) and the US Securities Exchange Commission (SEC), and will be published following approval.
Stockholders of Business Objects are strongly encouraged to read the Note d’ Information as well as the Tender Offer Statement on Schedule TO to be filed by SAP when it becomes available because it will contain important information about the tender offer. Stockholders of Business Objects are strongly encouraged to read the Note en Réponse as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Business Objects when it becomes available because it will contain important information about the tender offer. Investors may obtain the Note d’ Information, the Tender Offer Statement on Schedule TO, the Note en Réponse, the Solicitation/Recommendation Statement on Schedule 14D-9 and any other documents filed with the AMF or the SEC for free at the AMF’s website (www.amf-france.org) or the SEC’s website (www.sec.gov). Materials filed by SAP may be obtained for free at SAP’s website, www.sap.com. Materials filed by Business Objects may be obtained for free at Business Objects’s website, www.businessobjects.com.
Forward-looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,”

“plan,” “project,” “predict,” “should” and “will” and similar expressions are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Statements regarding the expected date of closing of the tender offer, and expected integration, growth and improved customer service benefits are forward-looking statements and are subject to risks and uncertainties including among others: uncertainties as to the timing of the tender offer, the satisfaction of closing conditions, including the receipt of regulatory approvals, whether certain industry segments will grow as anticipated, the competitive environment among providers of software solutions, and difficulties encountered in integrating companies and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, the anticipated recommendation by the Business Objects Board of the transaction to shareholders, the anticipated benefits and synergies of the proposed transaction, anticipated future combined operations, products and services, and the anticipated role of Business Objects, its key executives and its employees within SAP following the closing of the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction (including SAP’s ability to tender successfully for at least 50.01% of all voting rights on a fully diluted basis), the impact on minority shareholders who do not tender into the offer, the failure to retain key Business Objects employees, customer and partner uncertainty regarding the anticipated benefits of the transaction, the failure of SAP and Business Objects to achieve the anticipated synergies of the proposed transaction and other risks detailed in Business Objects’ SEC filings, including those discussed in Business Objects’ quarterly report on Form 10-Q for the quarter ended June 30, 2007, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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